Contact:	Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY ANNOUNCES SECOND QUARTER RESULTS

BATON ROUGE, Louisiana (February 13, 2003) –Piccadilly Cafeterias, Inc. (AMEX:PIC) today announced its operating results for the second quarter and six months ended December 31, 2002. The Company incurred a net loss for the quarter ended December 31, 2002, of $(4.8) million, or $(0.44) per share, compared with net income of $0.2 million, or $0.02 per share, for the quarter ended December 31, 2001. For the six-month period ended December 31, 2002, the Company incurred a net loss of $(6.7) million, or $(0.61) per share, compared with net income of $0.3 million, or $0.03 per share, for the six-month period ended December 31, 2001.

            The Company’s net sales for the quarter ended December 31, 2002, were $88.4 million compared with $95.8 million for the quarter ended December 31, 2001, a net decline of $7.4 million, or 7.7%. Net sales from the second quarter of last year include $2.3 million for cafeterias that are now closed. This year’s second quarter was one day shorter than the second quarter of last year, lowering comparable net sales by $0.9 million. Same-store sales for the second quarter were down $4.2 million, or 4.5%, from last year’s second quarter. For the four-week periods ended October 29, 2002, and November 26, 2002, same-store sales were down 0.7% and 4.5%, respectively. For the five-week period ended December 31, 2002, same-store sales were down 6.6%.

            The Company’s net sales for the six months ended December 31, 2002, were $176.3 million compared with $190.5 million for the six months ended December 31, 2001, a decline of $14.2 million, or 7.5%. Net sales from the first six months of last year include $4.7 million for cafeterias that are now closed. This year’s first six months was two days shorter than the same six-month period of last year, lowering comparable net sales by $2.3 million. Same-store sales for the six-month period ended December 31, 2002, were down 3.9% compared with the same period last year.

            The Company believes that the weakened economy and a sluggish retail environment during the first half of this fiscal year had a negative impact on the mid-scale dining segment in which the Company operates, thereby reducing the dining frequency of the Company’s guest base. The impact was more noticeable in cafeterias located in regional shopping malls. These cafeterias comprise approximately one-half of all of the Company’s cafeterias. Same-store sales for mall cafeterias were down 5.7% for the second quarter while the Company’s non-mall cafeterias were down 3.5%.

            Several items had an impact on the comparability of operating results year over year:

•

Asset impairment charges. During the quarter ended December 31, 2002, the Company recorded asset impairment charges of $5.8 million relating to 48 low sales-volume cafeterias that were operating at the end of the quarter, 40 of which are located in regional shopping malls. These cafeterias generated, before allocation of corporate overhead, net losses of $(1.7) million and $(0.4) on sales of $28.7 million and $31.2 million for the first six months of fiscal 2003 and 2002, respectively. During the quarter ended December 31, 2002, the Company evaluated the sales trends at these cafeterias and based on that analysis concluded that continued efforts to build guest traffic in these cafeterias were not likely to yield sufficient levels of future cash flows necessary to recover their net carrying values. The Company expects that future marketing and capital expenditures relating to these cafeterias will be limited.

•	Loss on early retirement of debt. Net losses from continuing operations for the quarters ended December 31, 2002 and 2001, also include losses from the early retirement of debt of $1.3 million and $0.8 million, respectively. The comparable six-month periods ended December 31 include losses from the early retirement of debt of $1.3 million and $1.9 million, respectively. During the quarter ended December 31, 2002, the Company repaid $8.7 million of its long-term debt pursuant to excess cash flow offers required by its debt agreements. During the six months ended December 31, 2001, the Company repaid $9.4 million of its long-term debt with the net proceeds from a sale leaseback transaction, repaid $3.7 million of its long-term debt using available cash, and refinanced its working capital credit facility. Losses from the early retirement of debt include the prorata portion of unamortized financing costs and prepayment premiums.

•	Team member benefits. The Company made changes to its team member benefit plans during fiscal 2002 significantly reducing the Company’s costs for these plans. Additionally, the Company utilized the remaining assets of an over-funded benefit trust fund to reduce its ongoing expenditures for team member benefits. The trust assets have been fully utilized as of December 31, 2002. In total, team member benefit expense was $2.2 million lower in the second quarter and $3.8 million lower in the six-month period ended December 31, 2002.

•	Discontinued operations. Ten cafeterias were closed during the six-month period ended December 31, 2002, and are accounted for as discontinued operations. Net income (loss) from discontinued operations for the quarters ended December 31, 2002 and 2001 was $0.5 million and $(0.2) million, respectively. Discontinued operations for the second quarter of fiscal 2003 include a gain from the sale of a closed cafeteria of $0.8 million.

•	Other income. Included in Other Income for the six-month period ended December 31, 2002, is a $0.4 million gain from the September 30, 2002 sale of a property in St. Louis, Missouri. Included in the prior year first quarter is $0.2 million of interest income associated with a federal income tax refund.

•	Income tax benefit. Net loss for the quarter ended December 31, 2002, includes an income tax benefit of $2.0 million related to the Company’s federal income tax return for the year ended July 2, 2002. The Company has elected to apply to the Internal Revenue Service for certain tax accounting method changes and is currently in the process of preparing these applications. As a result of these changes, the Company is also in the process of filing a refund claim to carry back the tax net operating loss generated in the July 2, 2002, tax year to prior years which were previously outside the permitted carry back period until the enactment of the Job Creation and Work Assistance Act of 2002. The amount of the refund is estimated to be approximately $2.0 million. Because a full valuation allowance had previously been established for the Company’s net deferred tax assets, including net operating losses, this refund results in an adjustment to the valuation allowance and a tax benefit of approximately $2.0 million. A valuation allowance is still recorded for the remaining net deferred tax assets.

Marketing. The Company remains focused on improving cafeteria guest traffic. To that end, the Company launched on February 10, 2003, two new marketing initiatives. On Tuesday, Piccadilly guests may enjoy "Chef’s Carving Day," which includes hand-carved turkey, ham, corned beef or roast beef with three side items of salads and desserts, priced at $5.99. Thursdays have been designated "Kid’s Day." Kids can enjoy new kid-friendly menu items like popcorn chicken, popcorn shrimp, potato smiles and pudding with gummy worms. The meal includes an entrée, two sides, a choice of Jell-O, pudding or cupcake, and a drink for just $0.99. The Company will continue its "Delicious Desserts Wednesdays," where Piccadilly guests may enjoy one of Piccadilly’s made-from-scratch desserts for only $0.79. This campaign is part of a long-term strategy to appeal to a broader audience and to provide the foods that the entire family will enjoy.

Remodels. Ten cafeteria remodels have been completed since the launch of the remodel program in the third quarter of last fiscal year, including three remodels completed in the second quarter of fiscal 2003 at cafeterias in Chesapeake and Norfolk, Virginia and Mobile, Alabama. The remodel program includes physical changes to the exterior of the cafeteria, including new signage, awnings and fresh paint to enhance curb appeal. Interior changes include new, vibrant carpeting, wall covering and paint, new menu boards and point-of-purchase materials, along with new team member uniforms, all designed to create warmth throughout the restaurant. The ten remodeled cafeterias have averaged 5.1% same-store sales increases post-remodel to-date. Two remodels are scheduled for completion in the remainder of the fiscal year.

Lease negotiations. The Company has engaged a consulting firm with significant experience in renegotiating leases with regional and nationwide landlords. The consultants are currently engaging in one-on-one discussions with the landlords of most of the low sales-volume cafeterias in an effort to secure more favorable lease arrangements, lease buy-outs or early termination of the leases. To the extent any cafeterias are closed before the end of their existing lease terms, the Company expects to record charges for payments made or for accruals of obligations remaining to landlords in the period that such cafeterias are closed.

            Ronald A. LaBorde, Chief Executive Officer, commented, "Our current operating environment is challenging. While we remain focused on building sales and reversing our negative sales trends, we are also committed to improving the profitability of our higher volume cafeterias and reducing the negative impact of the lower volume units in a timely and effective manner."

            Piccadilly is a leader in the family-dining segment of the restaurant industry and operates 196 cafeterias in the Southeastern and Mid-Atlantic states. For more information about the Company visit the Company’s website at www.piccadilly.com.

            The Company will provide an online Web simulcast of its second quarter of fiscal 2003 earnings conference call on February 13, 2003. The live broadcast of Piccadilly's conference call will begin at 3:00 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue through March 13, 2003. A link to these events will be available at the Company's website: www.piccadilly.com.

            Forward-looking statements regarding management's present plans or expectations may differ materially from actual results.  These plans and expectations involve risks and uncertainties relative to certain factors including return expectations, allocation of resources, changing economic or competitive conditions, advertising effectiveness, the ability to achieve cost reductions, the ability to secure long-term financing, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which may result in material differences.

STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands –except per share data)
	Three Months Ended December 31		Six Months Ended December 31
	2002	2001	2002	2001
Net sales	$88,398	$95,771	$176,294	$190,502
Cost and expenses:
Cost of sales	51,203	53,585	102,875	106,792
Other operating expense	32,705	36,278	66,242	71,450
General and administrative expense	2,895	3,002	5,675	5,854
Other expense (income)	(102)	(292)	(652)	(379)
Interest expense	1,789	1,946	3,686	4,123
Loss on early retirement of debt	1,326	804	1,326	1,906
Provision for cafeteria impairments and closings	5,841	---	5,841	---
	95,657	95,323	184,993	189,746
Income (loss) from continuing operations before income taxes	(7,259)	448	(8,699)	756
Provision for income taxes (benefit)	(2,000)	---	(2,000)	---
Income (loss) from continuing operations	(5,259)	448	(6,699)	756
Discontinued operations:
Loss from operations	(346)	(225)	(816)	(442)
Gain (loss) on disposal of cafeterias closed	831	---	831	---
Net gain (loss) from discontinued operations	485	(225)	25	(442)
Net income (loss)	$(4,774)	$223	$(6,674)	$314
Weighted average number of shares outstanding –basic and assuming dilution	10,881	10,503	10,878	10,507
Income (loss) per share from continuing operations –basic and assuming dilution	$(.48)	$.04	$(.62)	$.07
Discontinued operations per share –basic and assuming dilution	$.04	$(.02)	---	$(.04)
Net income (loss) per share –basic and assuming dilution	$(.44)	$.02	$(.61)	$.03

CONDENSED BALANCE SHEETS (Unaudited)
(Amounts in thousands except share data)
Balances at	December 31	July 2
	2002	2002
ASSETS
Current assets
Cash and cash equivalents	$1,144	$5,661
Accounts and other receivables	637	952
Income taxes recoverable	2,000	---
Inventories	11,105	11,286
Other current assets	1,520	1,541
Total current assets	16,406	19,440
Property, plant and equipment	214,414	243,416
Less allowances for depreciation and cafeteria closings	126,272	144,021
Net property, plant and equipment	88,142	99,395
Goodwill	3,705	3,705
Other assets	9,729	11,155
Total assets	$117,982	$133,695

LIABILITIES AND SHAREHOLDERS’EQUITY
Current liabilities
Current portion of long term debt, net of $766,000 unamortized discount at July 2, 2002 $	---	$9,112
Accounts payable	8,800	7,831
Accrued interest	868	984
Accrued salaries, benefits and related taxes	11,551	12,973
Accrued rent	3,524	3,502
Other accrued expenses	4,580	4,592
Total current liabilities	29,323	38,994

Notes payable, net of $2,765,000 and $2,927,000 unamortized discount at December 31, 2002 and July 2, 2002, respectively	36,452	34,695
Reserve for cafeteria closings	3,715	5,163
Other noncurrent liabilities, less current portion	8,327	8,039
Minimum pension liability	22,538	22,538

Shareholders’equity
Preferred stock, no par value; authorized 50,000,000 shares; issued and outstanding: none	---	---
Common stock, no par value, stated value $1.82 per share; authorized 100,000,000 shares; issued and outstanding: 10,880,807 shares at December 31, 2002 and 10,880,453 shares at July 2, 2002	19,782	19,782
Additional paid-in capital	18,506	18,506
Retained earnings	1,877	8,680
	40,165	46,968
Less treasury stock at cost: 14,864 Common Shares at July 2, 2002	---	164
Less accumulated other comprehensive loss	22,538	22,538
Total shareholders’equity	17,627	24,266
Total liabilities and shareholders’equity	$117,982	$133,695

PICCADILLY CAFETERIAS, INC.
Reconciliation of Net Income as Reported to Income Adjusted for Certain Charges and Benefits (1) (Unaudited)
(Amounts in thousands, except per share data)

	Quarter Ended		Six Months Ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Net income (loss) from continuing operations as reported	$(5,259)	$448	$(6,699)	$756
Certain charges and benefits net of tax effect:
Income tax benefit	(2,000)	---	(2,000)	---
Effect of one less day in fiscal quarter and two less days in fiscal six month period	256	---	682	---
Loss on early retirement of debt	1,326	804	1,326	1,906
Asset impairment charges	5,841	---	5,841	---
Reduction of team member benefit costs from use of Trust assets	(605)	---	(1,133)	---
Interest income on federal tax refund	---	(200)	---	(200)
Gain on sale of property	---	---	(410)	---
Income (loss) from continuing operations adjusted for certain charges and benefits	$(441)	$1,052	$(2,393)	$2,462
Income (loss) per share adjusted for certain charges and benefits –basic and assuming dilution	$(.04)	$.10	$(.23)	$.23

(1) Income (loss) from continuing operations adjusted for certain charges should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities or other GAAP measures of operating performance. Rather, this information is presented as a supplemental financial measure that we believe provides relevant and useful comparative information.